Exhibit 99.1

Mantle Cell Lymphoma Oral Presentation

Title: Interim Results of an International, Multicenter, Phase 2 Study of Bruton’s Tyrosine Kinase (BTK) Inhibitor, Ibrutinib (PCI-32765), in Relapsed or Refractory Mantle Cell Lymphoma (MCL):  Durable Efficacy and Tolerability with Longer Follow-up
Session: 624. Lymphoma - Therapy with Biologic Agents, excluding Pre-Clinical Models: Optimizing Current Treatment Strategies
Date/Time: Tuesday, December 11, 2012 Presentation Time:  8:15 AM
Location: Georgia World Congress Center, B405-B407
Presenter: Michael (Luhua) Wang

Michael Wang, M.D.1, Simon A. Rule, MD2*, Peter Martin, MD3, Andre Goy, MD4, Rebecca Auer, MD5*, Brad S. Kahl, M.D.6, Wojciech Jurczak7, Ranjana H. Advani, MD8, Jorge Enrique E Romaguera, MD9, Jesse McGreivy, MD10, Fong Clow, ScD11*, Michelle Stevens-Brogan12*, Lori Kunkel, MD10 and Kristie A. Blum, MD13
1Department of Lymphoma/Myeloma and Stem Cell Transplantation/Cellular Therapy, The University of Texas MD Anderson Cancer Center, Houston, TX
2Department of Haematology, Derriford Hospital, Plymouth, United Kingdom
3Department of Medicine, Division of Hematology-Oncology, Weill-Cornell Medical College, New York, NY
4John Theurer Cancer Center at Hackensack University Medical Center, Hackensack, NJ
5Centre for Haemato-Oncology, Barts Cancer Institute, Queen Mary University of London, London, United Kingdom
6Department of Medicine, University of Wisconsin School of Medicine and Public Health, Madison, WI
7Dept of Hematology, Jagiellonian University, Krakow, Poland
8Division of Oncology, Stanford University School of Medicine, Stanford, CA
9Lymphoma/Myeloma, UT MD Anderson Cancer Center, Houston, TX
10Pharmacyclics, Inc., Sunnyvale, CA
11Pharmacylics, Sunnyvale, CA
12Pharmacyclics, Sunnyvale, CA
13The Ohio State University Medical Center, Columbus, OH

ABSTRACT:
Background
Bruton's tyrosine kinase (BTK) is a central mediator of B-cell receptor (BCR) signaling which is essential for normal B-cell development. Ibrutinib is an orally administered inhibitor of BTK that induces apoptosis and inhibits cellular migration and adhesion in malignant B-cells. MCL is an aggressive subtype of NHL, and despite high response rates to initial therapy, patients often relapse with acquired chemotherapy resistance and short response durations to conventional therapy. Preliminary results in 51 evaluable patients from the Phase 2 PCYC-1104 study demonstrated ibrutinib could achieve rapid nodal responses (including complete responses) in relapsed and refractory MCL patients (Wang et al, ASH 2011). Treatment with ibrutinib was associated with a transient increase in peripheral lymphocyte count representing a compartmental shift of cells with the CD19+/CD5+ phenotype from nodal tissues to peripheral blood (Chang et al, ASH 2011). Reported here are interim results of an international study of single-agent ibrutinib in previously treated MCL.
Methods
Subjects with relapsed or refractory MCL who were either bortezomib-naïve or bortezomib-exposed (prior treatment with at least 2 cycles of bortezomib) were enrolled. Ibrutinib was administered orally at 560mg daily (in continuous 28-day cycles) until disease progression. Bortezomib-naive and bortezomib-exposed cohorts were evaluated separately. Tumor response was assessed every 2 cycles according to the revised International Working Group for NHL criteria. The primary endpoint of the study is overall response rate (ORR). Secondary endpoints include: duration of response (DOR), progression-free survival (PFS), overall survival (OS), and safety.
Subjects
A total of 115 subjects (65 bortezomib-naïve and 50 bortezomib-exposed) were enrolled between February 15, 2011 and July 3, 2012. Of the 111 subjects treated, 109 subjects were evaluable for efficacy (received at least one dose of ibrutinib and underwent ≥ 1 tumor response assessment). Baseline characteristics include median age 68 years (40–84), median time since diagnosis 42 months, median number of prior treatments 3 (1–6), bulky disease (≥ 10 cm) 13%, Ann Arbor stage IV at screening 77.4%, prior stem cell transplant 9.6%, high risk by MIPI score at baseline assessment 48.7%, and refractory disease 44.3%.

Results
Safety data are available for 111 subjects. Treatment-emergent AEs occurring in ≥ 15% of subjects: diarrhea (35%), fatigue (32%), upper respiratory tract infections (23%), nausea (21%), rash (21%), dyspnea (20%), and oedema peripheral (15%). Grade 3 or higher AEs occurring in ≥ 5% of subjects were neutropenia (11%), anemia (5%), diarrhea (5%), dyspnea (5%), pneumonia (5%), and thrombocytopenia (5%). Grade 4 treatment-related AEs were neutropenia (5%), hyperuricaemia (2%), and pancytopenia (1%). One grade 5 AE, pneumonia, was thought to be treatment-related. In the efficacy evaluable subjects, the ORR (complete + partial responses) is reported in Table 1. The median time on treatment was 6.0 months (0.7-16.6 months); 53% of subjects remain on treatment. Median DOR, PFS and OS have not been reached: 9 month DOR 65%, 12 month estimation of PFS 53% and OS 67%.

Table 1:
Efficacy	Bortezomib-naïve (n=63)	Bortezomib-exposed (n=46)	Total (n=109)
ORR	65.1%	67.4%	66.1%
CR	19%	19.6%	19.3%
PR	46%	47.8%	46.8%
Responses to ibrutinib increase with longer time on study treatment. Time to PR ranged from 1.4 – 8.3 months (median 1.9) and CR ranged from 1.7 - 11.2 months (median 3.9). This is seen with longer follow-up on the initial 51 subjects reported at ASH 2011: median time on study treatment was 3.8 months and is now 11.3 months; ORR was 69% and is now 74.5%; CR rate was 16% and is now 35.3%.
Conclusions
Longer follow up demonstrates the durability of responses and confirms the unprecedented single agent activity of ibrutinib in relapsed or refractory MCL in terms of ORR. The treatment- emergent AEs were consistent with safety data previously reported. A pivotal study in relapsed and refractory MCL patients following bortezomib treatment has been initiated.

Disclosures: Wang: Pharmacyclic: Research Funding. Off Label Use: Ibrutinib is a novel agent being studied in a clinical trial.. Rule: Pharmacyclics: Research Funding. Martin: Pharmacyclics: Research Funding. Goy: Pharmacyclics: Research Funding. Auer: Pharmacyclics: Research Funding. Kahl: Pharmacyclics: Research Funding. Jurczak: Pharmacyclics: Research Funding. Advani: Pharmacyclics: Research Funding. McGreivy: pharmacyclics: Employment, Equity Ownership. Clow: Pharmacyclics: Employment, Equity Ownership. Stevens-Brogan: Pharmacyclics: Employment, Equity Ownership. Kunkel: Pharmacyclics: Employment, Equity Ownership. Blum: Pharmacyclics: Research Funding.